Exhibit 10.1

Investment Agreement

This Investment Agreement (“Investment Agreement”) is entered into on October 24, 2013, by and between the following parties (each of which is hereinafter referred to simply as a “Party” and, all of them collectively, as the “Parties”):

I.                                        COURIER BRASIL HOLDINGS LTDA., a limited liability company with head office in the city of São Paulo, State of São Paulo, at Rua José Bonifácio, 278, Room 417, Centro, Zip Code: 01003-000, enrolled with the CNPJ/MF under No. 18.528.386/0001-74, herein represented by its duly appointed officers (hereinafter referred to simply as “Investor” or “Courier”); and

II.                                   WALTER LUIZ ANTICAGLIA FILHO, Brazilian citizen, married, bearer of ID card No.16667830, and enrolled with the Individual Taxpayers Registry of the Ministry of Finance (“CPF/MF”) under No. 063.717.038-54, resident and domiciled at Rua Professor Pedreira de Freitas, 820, apt. 31, Tatuape, City and State of São Paulo, Zip 03312-050 (hereinafter referred to simply as “Founding Shareholder”); and

And, as intervening and consenting parties,

III.                              DIGITAL PAGE GRAFICA E EDITORA LTDA., a limited liability company, with principal place of business in the City of São Paulo, State of São Paulo, at Rua Nestor de Barros, 116, 4th floor, room 41, Zip Code 03325-050, registered with the CNPJ/MF under No. 10.752.175/0001-09, herein represented by its duly appointed officers (hereinafter referred to simply as “Company”); and

IV.                               JULIANA COELHO SIQUEIRA ANTICAGLIA, Brazilian citizen, bearer of ID card No. 6093996, and enrolled with the CPF/MF under No. 030.979.756-08, resident and domiciled at Professor Pedreira de Freitas Street, 820, apt. 31, Tatuapé, City and State of São Paulo, Zip 03312-050 (hereinafter referred to simply as “Juliana”)

Recitals

Whereas, the Company is engaged in the business of rendering of printing and editorial services of newspaper, magazines and books, within the Brazilian territory;

WHEREAS, the Company requires immediate funds in the sum of R$ 4,000,000.00 (four million Reais) for its operations and the Investor or its affiliates are willing to grant the loan (“Loan”) to the Company by having a guarantee of 40% of the Companies capital according to market practices and according to the Central Bank of Brazil regulations.

WHEREAS, the Parties agree that the Loan shall be converted to equity of the Investor or its affiliates in the Company

Whereas, on the date hereof, the Founding Shareholder owns nine hundred thousand (900,000) shares of the capital stock of the Company, representing one hundred percent (100%) of its total and voting capital stock, all of which are free and clear of any Liens (as defined below);

Whereas, subject to the terms and under the conditions hereof, the Investor wishes to invest in shares of the capital stock of the Company representing forty percent (40%) of the

Company’s capital stock, through the subscription of newly issued shares with no par value, in the total amount of eighteen million seven hundred fifty thousand Reais (R$18,750,000.00), among of which four million Reais (R$ 4,000,000.00) will  be provided through the credit  from the Loan and through the purchase of common shares with no par value from Founding Shareholder, in the total amount of one million, two hundred and fifty thousand Reais (R$ 1,250,000.00); and

Whereas, subject to the terms and conditions set forth herein, the Founding Shareholder agrees to cause the Company to issue the Subscribed Shares to the Investor and agrees to transfer the Purchased Shares to the Investor.

Whereas, Courier shall use its reasonable efforts, knowledge and experience in the printing business sector to assist the Company improve its operations and business expansion.

Now, therefore, in consideration for the premises and covenants contained herein, the Parties agree with the following terms and conditions:

Article I

Definitions and Interpretation

1.1.                            Definitions.     As used in this Investment Agreement, the following terms shall have the following respective meanings:

“Accounts Receivable” means any and all accounts receivable, bills receivable, trade accounts, invoices, notes and other amounts receivable from third parties arising from the conduct of the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon, in accordance with BR GAAP.

“Adjusted Net Debt” means the Company’s total liability (including, but not limited to, short and long term debts including the Loan, payables, taxes, together with any related interest, or penalties, and customer prepayments, except the dividends declared in Clause 2.3(i), minus all accounts receivable, inventory, cash and cash equivalents.

“Affiliate” means, in relation to a Person, (i) any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person; or, exclusively in relation to a natural person, (ii) his or her spouse, ascendant(s), descendant(s), next of kin until second degree, heirs, surviving spouses and successors of any kind.

“Agreement” means any contract, agreement, invoice, purchase/sale order, undertaking and any other arrangement or commitment that creates or constitutes rights and/or obligations.

“BR GAAP” means the accounting principles generally accepted and in force in Brazil, according to (i) the Brazilian Corporate Law; (ii) specific rules issued by the Brazilian Securities Commission (Comissão de Valores Mobiliários - CVM); (iii) the accounting standards defined by the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade — CFC), the Brazilian Public Accountants Institute (Instituto dos Auditores Independentes do Brasil — IBRACON), and by the resolutions of Brazilian Federal Accounting Council (Conselho Federal de Contabilidade — CFC), or by any other Person that substitutes the Brazilian Public Accountants Institute (Instituto dos Auditores Independentes do Brasil — IBRACON) or the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade — CFC) or which the applicable laws empower to issue resolutions concerning accounting matters, as the case may be and as applicable.

“Brazilian Arbitration Law” means Law 9,307 of September 23, 1996, as amended from time to time.

“Brazilian Corporate Law” means Law 6,404, dated December 15, 1976, as amended from time to time.

“Business Day” means any day of the year, except for Saturdays, Sundays, national, state or municipal holidays or other days on which commercial banks do not open for business or are otherwise permitted or ordered by applicable Law not to open for business in the City of São Paulo, State of São Paulo, Brazil, or in the City of New York, State of New York, United States of America.

“Business” shall mean the activities currently developed by the Company within the Brazilian territory, which relate to the rendering of printing and editorial services of newspaper, magazines and books, as well as any activities conducted by the Company within the past twelve (12) months and any new activities that the Company intends to engage in the future.

“Bylaws” means the bylaws (estatuto social) of the Company and a copy of the Bylaws of the Company, as currently in effect and duly registered with the competent Board of Trade, within the Closing Date, is attached hereto as Exhibit A.

“Claim” means any law suit, complaint, arbitration, mediation, claim, action, collection, notice, investigation or inquiry of any nature, duly formalized in writing, including, without limitation, proceedings in the judicial, administrative or arbitral spheres, in relation to civil, criminal, tax, labor, social security, environmental, regulatory or any other matters.

“Closing Date” is defined in Section 2.4.1.

“Competing Activities” shall mean any activities connected to the development or the exploration of the Business, except when performed by the Company.

“Control” means having (i) cumulatively, the absolute and unconditional power to elect the majority of directors and/or executive officers and to determine and conduct the policies and management of the relevant legal entity, either severally or jointly with other Persons bound to a shareholders’ agreement or similar voting agreement or otherwise, or (ii) the direct or indirect ownership of more than fifty percent (50%) of the total voting capital of the relevant Person. Terms derived from the word Control, such as “Controlled”, “Controlling” and “under common Control with” shall have meanings analogous to Control.

“Debt” means, (i) in relation to a Person, (a) all indebtedness of such Person for borrowed money, including any amounts taken as funding under any credit instrument, (b) all obligations of such Person for the deferred purchase price of fixed assets involving payment obligations, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (except for those issued in connection with the purchase of inventory, assets or services in the ordinary course of business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to real estate property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with BR GAAP, recorded as capital leases, (f) all obligations of such Person under letters of credit or similar credit transactions, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all net obligations arising in respect of any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement, it being understood that the amount of such net obligations shall be determined on a transaction by transaction basis, (i) all obligations regarding Taxes confessed under any amnesty program or Taxes declared due by a final and unappellable court or administrative decision, (j) all guarantees granted by such Person; (k) all Debts referred to in clauses (a) through (i) above guaranteed directly or indirectly in any manner by such Person; and (ii) in relation to the Company, notwithstanding any and all debts included in this definition, all indebtedness categories and amounts included and described in Exhibit B, without limitation.

“Disclosure Schedule” means the disclosure schedule in connection with this Investment Agreement, delivered by the Founding Shareholder to the Investor on the date hereof, together with any form of written correspondence accepted and signed by all the Parties, even if not identified as Disclosure Schedule, with the same purpose.

“Employees” mean all employees of the Company.

“Environmental Laws” mean all applicable federal, state or local statutes, rules and regulations, any judicial or administrative order (whether or not by consent), any judgment, any provision or condition or any permit, license or other operating authorization or any decree of any Governmental Authority concerning pollution, protection of the environment, public or employee health or safety, or the use, handling, storing, disposal or transportation of Hazardous Materials in force in Brazil.

“Financial Statements” means the consolidated financial and balance sheet statements of the Company, prepared for the periods ended as of December 31, 2012; and August 31, 2013,both in accordance with BR GAAP, which are an integral part hereof as Exhibit C.

“Founding Shareholder’s Indemnified Parties” means the Founding Shareholder and the Company, as the case may be.

“Governmental Authority” means any nation or government (on the federal, state, or local level, and any other existing political subdivisions), any bodies, departments, or authorities that perform executive, legislative, judicial, regulatory or administrative duties of a governmental nature, including any authorities, agencies, enterprises, autonomous instrumentalities, departments, councils, commissions, or offices in Brazil and, if applicable or relevant, in any other country; any government-controlled enterprises, meaning any entity, whether organized under public or private law, in which one or more governmental entities has a sufficient interest to Control it; any organization with two or more governments as members; any courts, tribunals, or arbitrators; and any stock exchanges or organized over-the-counter markets, widely recognized.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

“Hazardous Materials” mean any substances that may pose a threat to health, safety, or property when stored or transported, including, but not limited to, any substance that is corrosive, harmful, irritant, contaminant, reactive or toxic.

“Indemnified Party” means a Founding Shareholder’s Indemnified Party or a Investor’s Indemnified Party, as the case may be, pursuant to Article V.

“Indemnifying Party” means the Founding Shareholder or the Investor, as the case may be, pursuant to Article V.

“Insurance Policies” means all insurance policies in effect, related to the operations, properties and assets of the Company.

“Intellectual Property Rights” means all (i) trademarks, corporate names, domain names, copyrights, and similar rights, including registration, application for registration, or renewal thereof; (ii) patents, inventions, processes, designs, formulas, including registration, application for registration, or renewal thereof, as well as trade secrets, technical knowledge, confidential information, software, data and documentation, content of internet web sites, and all similar intellectual property rights; (iii) tangible representations, in any media, of any such rights; (iv) information technology; and (v) licenses for any of the above-mentioned rights.

“Loan” means the loan in the amount of R$ 4,000,000.00 (four million Reais) that the Investor will grant the Company, as described in Section 2.1.1.

“Inventories” means all inventory, merchandise, finished goods, work-in-process and raw materials, packaging, labels, supplies and other personal property maintained, held or stored by or for the Company, including, without limitation, any reserves made by the Company pursuant to inventory, such as slow moving, obsolete or damaged goods, all in accordance with BR GAAP.

“Investment Amount” means in the total amount of twenty million Reais (R$20,000,000.00), among of which four million Reais (R$ 4,000,000.00) will  be provided through the credit of the Loan;

“Investor’s Board Members” mean the members of the Board of Directors of the Company appointed by the Investor according to the relevant provisions of the Shareholders’ Agreement.

“Investor’s Indemnified Parties” means the Investor, its Affiliates, officers, directors, employees, agents, successors and assigns, and the Company, as the case may be.

“Law” means any law, decree, regulation, regulatory requirement, rule, directive, instruction, resolution, mandate, judgment, court order, corrective order, order or request by any Governmental Authority, including tax, judicial, and monetary authorities, and their interpretation, administration, and application of the above mentioned items, whether or not they have the force of a formal law, or other Brazilian requirement on the federal, state or local level.

“Liabilities” means any and all debts, liabilities or obligations, whether incurred or fixed, absolute or contingent, matured or non-matured, determined or determinable, arising under any Law, Claim or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licenses” means all licenses, authorizations, permits, certificates, approvals, records, permits, enrollments, registrations and other authorizations as needed to manage and conduct the Business.

“Lien” means any mortgage, pledge, commitment, demand, debt, attachment, or any other type of judicial or administrative restriction, bond, usufruct, trust indenture, third-party right, security right, burden, charge, fiduciary alienations or title retention, lease, sublease, license, easement, covenant, condition, wrongful possessions, voting right agreement, right of participation, option, right of first offer, right of first refusal, tag-along right, drag-along right, right of negotiation or acquisition, right of retention, or other restrictions or limitations of any nature, including, without limitation, liens created as a result of contractual provision and any other third-party statutory rights that in any manner affect, restrict, or condition the ownership or possession of a certain right, property or asset.

“Losses” means any payments, damages, costs, expenses, guarantees, disbursements, liabilities, responsibilities, active deficiencies or supervening losses, or other direct expenses of any nature (including, without limitation, attorney’s and auditor’s fees and expenses).

“Material Adverse Effect” means any event, occurrence, fact, circumstance, change in or effect on the Company that, individually or in the aggregate with all other events, occurrences, facts, circumstances, changes in or effects on the Company: (i) is or is reasonably likely to have an adverse effect on the business, operations, assets or Liabilities (including contingent Liabilities assessed by highly qualified consultants as reasonably likely to cause a loss pursuant to BR GAAP), relationship with employees, customers, suppliers or Governmental Authorities, prospects, results of operations or the condition (financial or otherwise) of the Company or its business that results or is reasonably likely to result in a Liability or Loss in an amount equal to or greater than two hundred and fifty thousand Reais (R$ 250,000.00), or (ii) materially and adversely affects the ability of the Parties to perform their respective obligations herein, to operate or conduct the Company’s business fairly in the manner in which it is currently operated or conducted.

“Person” means any natural person or legal entity, joint-stock company, association, Brazilian limited liability company (sociedade limitada), Brazilian joint-stock corporation (sociedade por ações), association, simple company, trust, unincorporated entity, investment fund, governmental or regulatory agency and its subdivisions, or any other incorporated or unincorporated person.

“Related Party” means, in relation to any Person, (i) any Affiliate of such Person; (ii) any Person in which such relevant Person holds a direct or indirect participation greater than or equal to five percent (5%); or (iii) the shareholders, partners, board members, executive officers, representatives or employees of such relevant Person or any Affiliate of any of them.

“Securities” means, in relation to any Person, common shares, preferred shares, quotas, and any other notes and securities that such Person has issued or that represent such Person’s capital stock, regardless of the name adopted and whether or not they bear the right to vote, including securities convertible into or exchangeable for shares, quotas, options, subscription warrants, warrants, rights of first refusal, any other kind of participation or privilege in connection with the purchase, subscription, or receipt of equity interests issued by such Person, or, further, any other notes and securities which profits will be determined, wholly or in part, based on the profits, revenues, or some other indicator of the financial performance of such Person.

“Share Registry Book” means the share registry book of the Company (Livro de Registro de Ações Nominativas).

“Shareholders’ Agreement” means the shareholders’ agreement of the Company, dated as of the date hereof, entered into by and among the Founding Shareholder and the Investor, attached hereto as Exhibit D.

“Taxes” means all taxes, charges, fees, compulsory loans, social contributions, contribution for intervention in the economic domain, contribution to improvement, contributions of interest to professional or economic categories and other contributions or assessments made or collected by any Governmental Authority, including withholding at the source, payroll withholding, labor and social security charges, contributions to the Severance Pay Fund — FGTS and to the National Social Security Institute — INSS, and any penalties, inflationary adjustments, interest, accruals and fines thereon.

“Third Parties” means any Person, except for the Parties.

1.2.                            Other Terms. Other terms may be defined elsewhere in this Investment Agreement and, unless otherwise indicated, shall have such meaning throughout this Investment Agreement.

1.3.                            Rules of Interpretation.

1.3.1.                  Headings and Titles. The headings and titles hereof are merely for reference and are irrelevant for the interpretation or analysis of this Investment Agreement.

1.3.2.                  References Herein. Except as otherwise contemplated herein, when a reference is made in this Investment Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to this Investment

Agreement.

1.3.3.                  References to Other Documents. References to any documents or instruments include all respective addenda, amendments, substitutions, restatements, and additions, unless expressly provided otherwise.

1.3.4.                  References to Legal Provisions. References to legal provisions of Laws shall be construed as references to such provisions as amended, expanded, consolidated, or reissued, or as their applicability may be altered from time to time by other rules, and shall include any provisions from which they originate (with or without modifications), regulations, instruments or other legal rules subordinate thereto

1.3.5.                  References to Persons. All references to Persons include their successors, beneficiaries and permitted assigns.

1.3.6.                  Term “Include”. The terms “including”, “include”, and “included” and analogous terms will be interpreted as if they had been accompanied by the phrase “but not limited to”.

1.3.7.                  Disclosure Schedule. Information disclosed in one of the Sections of the Disclosure Schedule shall be considered as being disclosed in all applicable Sections thereto.

1.3.8.                  Meaning of Ordinary Course. The term “ordinary course”, when used in relation to the conduct by the Company of its businesses, or the conduct of the business by any other Person, means any transaction or activity which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no extraordinary features, and, in the case of the Company, consistent with past procedures and practice, and regardless of whether or not any such transaction resulted in the Company having to incur a Loss (except if due to gross negligence or willful misconduct in the conduction of the Business), and, in the case of any other Person, any transaction or activity that such a Person might reasonably be expected to carry out from time to time, insofar as such Person is of similar nature and size and engaged in a similar business.

1.3.9.                  Meaning of “Knowledge”. With respect to any representation or warranty made to the “knowledge”, or similar terms used herein, means the knowledge of the Founding Shareholder that is inherent to its respective position and legal responsibility after due and reasonable inquiry of the fact or matter to which its “knowledge” refers.

1.3.10.           Meaning of “Threat”. Whenever in this Investment Agreement reference is made to a Claim or other matter that is “threatened” it shall mean that a demand or statement has been expressly asserted and that there is written evidence of its existence or that written notice has been given to the effect that a Claim or other matter is to be asserted, commenced, taken or otherwise pursued in the future or that an event has occurred or circumstances exist that would lead a highly qualified consultant, after due inquiry, to conclude that a Claim is likely to be asserted, commenced, taken or otherwise pursued in the future.

1.3.11.           Meaning of “Material”. Whenever in this Investment Agreement reference is made to the expressions “material”, “materially”, “material respects” or

“relevant” it shall mean any act or facts, arising from a current or past practice of the Company, that may adversely affect the Business, the economic value, the financial or operational conditions of the Company.

1.3.12.           Applicable Definitions. The definitions contained in this Investment Agreement are applicable to the singular as well as the plural form of such terms, regardless of gender. Also, such definitions shall also be applicable to terms directly derived from the defined terms.

Article II

Investment

2.1.                            Purpose. The purpose of this Investment Agreement is to regulate and set forth the terms and conditions applicable to(i)  the subscription, by the Investor, of shares of the capital stock of the Company representing thirty seven point five  percent (37.5%) of the Company’s capital stock, through the subscription of five hundred and forty thousand (540,000) newly issued registered common shares with no par value, in the total amount of eighteen million seven hundred fifty thousand Reais (R$18,750,000.00), out of which R$ 4,000,000.00 (four million Reais) will be subscribed with the credits arising from the Loan amount (“Subscribed Shares”); and, after the Subscribed Shares; (ii) the purchase, by the Investor, of shares from the Founding Shareholder, including the quotas/shares currently held by Juliana, representing  two point five percent (2.5%) of the Company’s capital stock, through the purchase of thirty six thousand (36,000) shares in the total amount of one million two hundred and fifty thousand Reais (R$1.250,000.00) (“Shares Purchased”), being Subscribed Share and Shares Purchased, together, (“Investment Amount”).

2.1.1.                  Loan. The Investor shall provide a Loan in the amount of four million Reais (R$ 4,000,000.00) to the Company, which shall be converted into equity of Investor in the Company, and as part of the Investment Amount. The Founding Shareholders shall pledge forty percent (40%) of the Company’s quotas to the Investor, as per loan and pledge agreement in Exhibit F.

2.1.2                     Investor Approvals, During the period between the Loan and the effective investment and subscription of shares from the Company, the Founding Shareholders and the Company shall always obtain written approval of the Investor to perform the actions at Section 2.4.1 of the Shareholders Agreement.

2.2.                            Investment. The Investor hereby undertakes to make the Investment, by means of subscribing for the Subscribed Shares, to be issued in accordance with a capital increase of the Company (“Capital Increase”) to be approved in the Shareholders’ Meeting (as defined below), all in accordance with the provisions below.

2.2.1.                  Shareholders’ Meeting and Issuance of the Subscribed Shares. Upon the terms and subject to the conditions of this Investment Agreement, on the Closing Date, the Founding Shareholder will hold an extraordinary general shareholders’ meeting of the Company (“Shareholders’ Meeting”), and exercise its voting rights in order to:

(a)                                 approve the Capital Increase, the issuance of the Subscribed Shares for the Investment Amount;

(b)                                 waive any preemptive rights for the subscription of the Subscribed Shares;

(c)                                  approve the consolidated and restated version of the Bylaws, in the form of Exhibit E hereto; and

(d)                                 elect the Company’s Board Members, pursuant to the provisions of the Shareholders’ Agreement.

2.2.2.                  Subscription and Registration of the Subscribed Shares. Immediately after the Shareholders’ Meeting, on the Closing Date: (i) the Investor shall subscribe for all of the Subscribed Shares upon execution of the corresponding subscription bulletin (boletim de subscrição); and (ii) the Company shall register the Subscribed Shares in the name of the Investor in its Share Registry Book, free and clear of any and all Liens, except for the Shareholders’ Agreement.

2.2.3.                  Purchase Shares and Transfer of Shares. Immediately after the Shareholders’ Meeting, on the Closing Date and after the subscription above: (i) the Founding Shareholder shall transfer the Shares Purchased to the Investor; and (ii) the Company shall register the Shares Purchased in its Share Transfer Book, free and clear of any and all Liens, except for the Shareholders’ Agreement.

2.2.4.                  Payment of the Subscription Amount. The Subscription Amount shall be fully paid by the Investor on the Closing Date, by means of wire transfer of immediately available funds. The Subscription Amount shall be transferred to the Company’s bank account No. 590-8, bank Bradesco, branch No. 3869.

2.2.5.                  Payment of the Amount of Purchased Shares. The Amount Purchased Shares shall be fully paid by the Investor on the Closing Date, by means of wire transfer of immediately available funds. The Amount Purchased shall be transferred to the Founding Shareholder’s bank account No. 12422-7/500, ITAÚ bank No. 341 , branch No. 0138.

2.2.6.                  The effective transfer of the Investment Amount to the banks accounts set forth herein shall constitute total, general, irreversible and irrevocable release by the Company and the Founding Shareholder with respect to the payment of the Investment by the Investor and the Parties agree that the confirmation by the banks of the banks accounts of the Company and the Founding Shareholder that it has received the credit of the Investment Amount shall constitute sufficient evidence of such payment and release.

2.2.7.                  The Investor shall use its reasonable efforts, knowledge and experience in the printing business sector to assist the Company improve its operations and business expansion.

2.2.8.                  Shareholders’ Agreement. The Founding Shareholder and the Investor, together with the Company as intervening consenting party, shall enter into the Shareholders’ Agreement, which shall be filed with the Company and registered on its Share Registry Book on the Closing Date and immediately after its execution, pursuant to the provisions of the Brazilian Corporate Law.

2.2.9.                  Corporate Structure post Closing. Immediately following the subscription of the Subscribed Shares by the Investor, the total capital stock of the Company shall be divided into one million, four hundred and forty thousand) (1,440,000) shares, distributed among the Founding Shareholder and the Investor as follows:

Shareholders	Shares	%
Founding Shareholder	864,000	60%
Investor	576,000	40%
Total	1,440,000	100%

2.3.                            Use of Proceeds. The Company covenants to, and the Investor and the Founding Shareholder covenant to cause the Company to, use all of the proceeds arising from the Loan and from the Subscription Amount, in accordance with the schedule attached hereto as Exhibit 2.3 and as follows:

(i)  payment of indebtedness of the Company, acquisition of new equipment new investments, provision of working capital of the Company, and Other activities and investments as agreed between the Parties in the course of business;

(ii) payment of dividends in terms of described in Exhibit 2.3(ii) to the Founding Shareholder in the total amount of R$2,750,000.00 (two million seven hundred and fifty thousand Reais) as described below: and

a.              R$ 750,000.00 (seven hundred and fifty thousand reais) will be paid on the Closing Date;

b.              R$ 2,000,000.00 (two million Reais) will be paid on 03/30/2014;

(iii) additional payment of dividends in terms of described in Exhibit 2.3(ii) to the Founding Shareholder and according to the Letter of Intent,  in the amount equivalent to 60% of  the revenue reserves at audited closing balance sheet or R$ 3,000,000.00 (three million Reais), whichever is lower divided into three equal installments to  be paid  according to the following schedule:

a. 1/3  on 30 May 2014;

b. 1/3 on 30 July 2014;

c. 1/3 on 30 September 2014;

2.3.1                     The Company covenants to, and the Investor and the Founding Shareholder covenant to cause the Company to use the Loan amount to pay all outstanding taxes, social security and labor payments, together with any related interest or penalties, in order to clear the Company records, and allow the Company conversion into an S.A.

2.4.                            Closing.

2.4.1.                  Closing Date. The closing of the investment contemplated hereby (the “Closing”) will take place on the third (3rd) Business Day after the satisfaction or waiver of the conditions to Closing set forth in Sections 2.4.2 below (the “Closing Date”) at the offices of Tozzini, Freire, Teixeira e Silva Advogados, at Borges Lagoa Street, 1328, in the City of São Paulo, State of São Paulo, Brazil, unless another time, date or place is agreed to by the Parties.

2.4.2.                  Closing Conditions. The Investor’s obligation to make the investment established in this Investment Agreement and to take the other actions required to be taken by it at Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by the Investor, in whole or in part) on or before the Closing Date:

(a) provide up-dated Disclosure Schedules;

(b) bring down certificates;

(c) Certify that no material adverse change shall have occurred to the Company’s business and operations and the Founding Shareholder shall have certified to such effect;

(d)                                 on the Closing Date, the representations, warranties and covenants of the Founding Shareholder made herein shall be true, accurate and complete, with the same force and effect as if made at and as of such date;

(e)                                  the Founding Shareholder shall have caused the Company to enter into a commercial print agreement with Santillana, acceptable to the Investor;

(f)                                   a license agreement relating to licensing custom publishing software shall have been executed by and between the Investor and Santillana;

(g)                                  the Founding Shareholder shall have entered into a contract with the Company that is acceptable to the Investor; and

2.4.3  Closing Balance Sheet. As soon as practicable after the Closing Date, but not later than sixty (60) calendar days after the Closing, the Company shall provide the Investor with the books of account of the Company and a balance sheet dated as of Closing Date in accordance with Brazilian GAAP (the “Closing Balance Sheet”), together with supporting documents and calculations of Adjusted Net Debt as reflected in the Closing Balance Sheet, all in a form reasonably acceptable to the Investor.

2.4.4.  In the event that the Adjusted Net Debt in the Closing Balance Sheet is greater than twelve million and seventy three thousand reais (R$ 12,073,000.00) the difference will be equally deducted from the withdrawals referred to in Clause 2.3 (iii) (a) (b) (c) above.

2.5                               Best Efforts, Further Assurances. The Parties shall enter into all such other deeds, records, forms, certificates, papers and other documents and shall make or take all such other corporate actions, filings and other actions necessary or convenient for the consummation of the Closing and the implementation of the transactions contemplated hereby.

Article III

Representations and Warranties of the Founding Shareholder

As an inducement to the Investor to enter into this Investment Agreement and completing the transactions contemplated herein, the Founding Shareholder hereby represents and warrants to the Investor as follows, and declares that such representations and warranties are correct and true on the date hereof:

3.1.                            Organization and Authority of the Company. The Company: (i) is a duly organized and validly existing closely held corporation under Brazilian Laws; (ii) has the necessary power and authority to enter into this Investment Agreement and the Shareholders’ Agreement as an intervening consenting party, perform the acts provided herein and therein and comply with the obligations assumed herein and therein, and there is no legal or contractual impediment in respect to the Company for the consummation of the acts provided herein and therein.

3.2.                            Authority of the Founding Shareholder. The Founding Shareholder has the necessary powers and authority to enter into this Investment Agreement and the Shareholders’ Agreement, to perform the acts provided herein and therein and to comply with the obligations assumed herein and therein, and there is no impediment of any nature for the performance of the acts provided for hereunder or under the Shareholders’ Agreement. This Agreement, upon its execution, constitutes legal, valid and binding obligations of the Founding Shareholder, enforceable against the Founding Shareholder, as specifically established herein.

3.3.                            No Breach. The execution of this Investment Agreement and all other documents in connection herewith (including the Shareholders’ Agreement), as well as the compliance with the obligations set forth herein and therein do not violate or conflict with any: (i) decision, arbitration award, agreement and/or obligation to which the Company and/or the Founding Shareholder is bound; (ii) rights of Third Parties; (iii) incorporation documents and Bylaws of the Company; or (iv) applicable Laws.

3.4.                            Consents. No consent, approval, or authorization by any Third Party, including any Governmental Authority, needs to be obtained by the Founding Shareholder and/or by the Company in connection with the execution of this Investment Agreement and the documents contemplated herein (including the Shareholders’ Agreement). Furthermore, there is no interest by any Third Party that prevents the execution of this Investment Agreement or any other document in connection herewith (including the Shareholders’ Agreement) and the consummation of the transactions contemplated hereby and thereby.

3.5.                            Corporate Capital / Ownership of Shares. As of the date hereof, the Company’s fully subscribed and paid-in capital is nine hundred thousand Reais (R$ 900,000.00), divided into nine hundred thousand (900,000) common shares, all registered and with no par value (“Common Shares”). As of the date hereof, the Founding Shareholder is the sole owner of all shares of the capital stock of the Company, all of which are free and clear of any Liens. Except for the Common Shares and the Subscribed Shares, neither the Company nor the Founding Shareholder has authorized, issued or offered any Securities or committed to any of the foregoing and the Founding Shareholder has not offered, granted an option to or otherwise agreed to sell or transfer any Securities or committed to any of the foregoing.

3.6.                            Financial Information/Books and Records. Exhibit C sets forth true and complete copies of the Financial Statements, which: (i) were prepared in accordance with the books of account and other financial records of the Company; (ii) present fairly the financial condition of the Company as of December 31, 2012 and August 31, 2013; (iii) have been prepared in accordance with BR GAAP applied on a consistent basis. All of the Company’s revenues have been properly accounted for and declared on all of its tax returns. There are no Liabilities of the Company other than the Liabilities reflected or reserved against in the Financial Statements. All reserves against the Company’s assets reflected in the Financial Statements relating to all Liabilities of the Company are in amounts that have been established on a basis consistent with BR GAAP and consistent with the past practices of the Company. All Accounts Receivable of the Company as of the corresponding date are duly stated in the Financial Statements in accordance with applicable Law and BR GAAP, and are duly documented to allow for proper collection and are collectible in accordance with their terms and consistent with the past practices of the Company. The Financial Statements contain proper reserves for uncollectible receivables, consistent with the past practices of the Company. All Accounts Payable of the Company are as of the corresponding date duly stated in the Financial Statements in accordance with applicable Law and BR GAAP. The books of account and other financial records of the Company are in all material respects complete and correct and accurately reflect all items of its income and expense and all assets and Liabilities of the Company, and have been prepared in accordance with BR GAAP.

3.7.                            Conduct of Business. Except for the acts, facts and events effectively informed in the Disclosure Schedule, since 31 December 2012, the Company: (i) has conducted its activities within the ordinary course of business; (ii) has not made any change to the policies and/or accounting procedures and practices adopted for the preparation of the Financial Statements; (iii) has not assumed any obligation or Liability or made any payments, except if in the ordinary course of business and consistent with the past practices of the Company; (iv) has not made any donation nor waived any right or any cancellation of any of its receivables, other than in the ordinary course of business, consistent with past practices; (v) except for the payments and receivables of loans with Related Parties duly and properly recorded in the Company’s Financial Statements and listed in Section 3.7(v) of the Disclosure Schedule, has not waived any right nor made any cancellation of any debts, receivables or other amounts owed by Related Parties, including any arrangement, contract, Debt, settlement or any other right or obligation (or promise to undertake any of the foregoing) involving the Company, on one side, and the Founding Shareholder and/or any Related Parties of the Founding Shareholder or of the Company or, on the other side; (vi) has not reduced its investments in cash or cash equivalents or in the short-term, except to fulfill cash needs arising in the ordinary course of business, consistently with past procedures and except to repayment of indebtedness of the Company; (vii) has not incurred in or been affected by any Material Adverse Effect, damage, destruction, loss or casualty to property or assets; (viii) maintained in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices and other structures and all equipment, fixtures and other tangible personal property; (ix) did not increase in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, except in the ordinary course of business; (x) did not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any benefit plan to any of its employees or consultants, whether past or present; (xi) did not adopt, amend or terminate any benefit plan or increase the benefits provided under any benefit plan, or promise or commit to undertake any of the foregoing; (xii) except as listed in Section 3.7(xii) of the Disclosure Schedule performed in all material respects all of its obligations under, and not defaulted or suffered to exist any event or condition that with notice or lapse of time or both could constitute a default under any material Agreements; (xiii) did not increase any reserves for contingent Liabilities, except in the ordinary course of business; (xiv) continued its cash management practices consistent with past practices and in the ordinary course of business; (xv) has not been affected by any delay or postponement of payment of any payables or acceleration of any receivables other than in the ordinary course of business, consistent with past practices; (xvi) except as listed in Section 3.7(xvi) of the Disclosure Schedule, has not created any Lien and entered into any guarantees on its Assets.

3.8.                            Accounts Payable and Accounts Receivable.

(a)                                 Section 3.8(a) of the Disclosure Schedule contains a list of all accounts payable of the Company as of August 31, 2013. All accounts payable as set forth on Section 3.8(a) of the Disclosure Schedule arose in bona fide arm’s length transactions in the ordinary course of business and no account payable in excess of five thousand Reais (R$ 5,000.00) is delinquent in its payment, except for those expressly outlined in Section 3.8(a) as set forth in the Disclosure Schedule. Since its inception, the Company has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices.

(b)                                 Section 3.8(b) of the Disclosure Schedule contains a list of all accounts receivable of the Company as of August 31, 2013. All of the accounts receivable as set forth on Section 3.8(b) of the Disclosure Schedule are fully collectible, valid and enforceable claims, are not subject to any set-off or counterclaim.  Since its inception, the Company has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections.

3.9.                            Subsidiaries. As of the date hereof, the Company does not own any subsidiary in Brazil or abroad. The Company does not own or hold the right to acquire any stock, interest, partnership interest, joint venture interest or other equity securities in any other Person.

3.10.                     Nonexistence of Agreements related to Securities. There are no agreements or rights of any nature related to the issuance, sale, transfer or redemption of any Securities of the Company, except for this Investment Agreement and the Shareholders’ Agreement.

3.11.                     Dividends. Except for the dividends described in Section 3.11 of the Disclosure Schedule, on the date hereof, there are no dividends or interest on shareholders’ equity (juros sobre capital próprio) declared by the Company, nor dividends or interest on equity pending payment.

3.12.                     Material Agreements. Section 3.12 of the Disclosure Schedule lists each of the following agreements, whether written or oral, to which the Company is a party (the “Material Agreements”):

(i)                                     any agreement for the lease of property or equipment from or to third parties with annual payments exceeding R$ 50,000 or with a term exceeding one year;

(ii)                                  any agreement concerning a partnership, distributorship, agency, marketing agreement or joint venture;

(iii)                               any agreement under which the Company has (A) created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Indebtedness, or (B) imposed (or may impose) a Lien on any of such entity’s assets, tangible or intangible;

(iv)                              any agreement with any Affiliate or Related Party of the Company or any of their respective managers, directors or officers;

(v)                                 any agreement requiring payments after the date hereof to or by the Company of more than R$50,000;

(vi)                              any agreement to which the Company is a party which is capable of being terminated by the other party upon the occurrence of a transaction of the nature contemplated by this Investment Agreement;

(vii)                           any agreement regarding confidentiality or nondisclosure;

(viii)                        any agreement with any (A) Governmental Authority, or (B) Top Customer, Top

Distributor or Top Supplier (as such terms are defined below);

(ix)                              any other agreement that is material to the Business.

3.12.1.                                   The Company has delivered or otherwise made available to Investor a correct and complete copy of each written Material Agreement (including all amendments thereto). With respect to each written Material Agreement:  (A) the Material Agreement is legal, valid, binding, enforceable, and in full force and effect, subject to the application of any bankruptcy or creditor’s rights Laws; (B) the Material Agreement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately after the Closing Date; (C) neither the Company nor, to the knowledge of Company, any other party to the Material Agreement, is in material breach or default (including, with respect to any express or implied warranty), and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification, or acceleration, under the Material Agreement.  Section 3.12.1 of the Disclosure Schedule sets forth a description of all of the material terms of each oral agreement which, if reduced to written form, would be required to be listed in the Disclosure Schedule under the terms of this Section 3.12.1, and all such oral agreements shall be deemed to be included in Material Agreements.

3.13.                     Customers and Suppliers.

(a)                                 Section 3.13(a) of the Disclosure Schedule sets forth the name of each customer and distributor of the Company who accounted for more than five percent (5%) of the revenues of the Company for each of the two most recent fiscal years (the “Top Customers” and “Top Distributors”, respectively) together with the names of any Persons or entities with which the Company has a material strategic partnership or similar relationship (“Partners”).  No Top Customer, Top Distributor or Partner of the Company has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company.  No Top Customer, Top Distributor or Partner has, to the knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company.

(b)                                 Section 3.13(b) of the Disclosure Schedules lists the name and address of each vendor, supplier, service provider and other similar business relation of the Company (collectively, “Top Suppliers”) from whom the Company purchased greater than fifty thousand reais (R$ 50,000) in goods and/or services over the course of the twelve (12) months ending on the date hereof, the amounts owing to each such Person, and whether such amounts are past due.  The Company has not received any indication from any such Person to the effect that, and the Company has no reason to believe that, any Top Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Investment Agreement or otherwise).

3.14.                     Liens.  Except for the liens listed in item 3.14 of the Disclosure Schedule, there are no Liens of any kind in effect that were placed or formalized by the Company, voluntarily or involuntarily, in relation to its own Debts and/or the Debts of Third Parties, whether for payment in cash or any other nature.

3.15.                     Insurance. Section 3.15 of the Disclosure Schedule lists the Insurance Policies held by the Company and the expiration date of each one of them. Except as provided in Section 3.15 of the Disclosure Schedule, the Company has and always had, without any interruption, an adequate and sufficient coverage (including but not limited to policies that establish coverage for property, accidents, liability and any risks that would be specific to the Company, its activities or assets) in accordance with sound and proper business procedures and practices for companies of the same size engaged in the same line of business as the Company, in Brazil. There are no insurance Claims pending which have been rejected by the insurers under the Insurance Policies and, to the best of the Founding Shareholder’s knowledge, there is no act performed by the Company that could cause its past or present insurers to refuse to pay indemnity after occurrence of insured events or to terminate or alter existing terms and conditions of any Insurance Policy.

3.16.                     Assets. The Company exclusively owns and holds good and valid title to all assets stated in its books and reflected in the Financial Statements (“Assets”). Section 3.16 of the Disclosure Schedule sets forth a true and complete list of the fixed assets as of August 31, 2013. Except as listed in Section 3.16(i) of the Disclosure Schedule, the Assets are, as of the date hereof, free and clear of any Liens. All assets of the Company are duly recorded on the mandatory accounting books, in accordance with BR GAAP. All equipment used by the Company is, as of the present date, in good condition and in good working condition, except for normal wear and tear.

3.16.1.                                   Assets Sufficiency. On the date of this Investment Agreement, the Assets are adequate and sufficient to effectively conduct the Business and comply with commercial obligations, including, without limitation, any and all of the sales Agreements, in accordance with past practices of the Company.

3.16.2.                                   Totality of Assets. Assets currently owned and held by the Company comprise the totality of the assets needed to conduct the Business and develop the corporate purpose of the Company as currently being conducted. Except for the assets, as listed in Section 3.16.2 of the Disclosure Schedule, there are no assets which are deemed necessary or accessory to the conduct of the Business which are not currently owned or held by the Company or which are subject to any lease agreements.

3.17.                     Real Estate Properties. Section 3.17 of the Disclosure Schedule lists all the real estate used by the Company including the real properties owned by the Company and those which are leased from Third Parties (“Real Property”) together with (i) a summary of the main conditions of the respective lease agreements, when applicable; (ii) the street address of each parcel of Real Property, and (ii) the date on which each parcel of the Real Property owned by the Company was acquired. There is no material violation of any Law (including any building, planning or zoning law) relating to any of the Real Property. The Company is in peaceful and undisturbed possession of each parcel of the Real Property owned or otherwise used by it, and there are no contractual or legal restrictions that preclude or restrict the ability to use any Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the use, operation and maintenance of the Real Property are reasonably adequate for the conduct of the business of the Company as it has been and currently is conducted. Each Real Property is occupied under a valid and current certificate of occupancy, or similar permit and is duly registered before the relevant real estate registries. Except for the debts, as listed in Section 3.17(ii) of the Disclosure Schedule, there are no debts with respect to any Real Property, including Imposto Predial Territorial Urbano — IPTU, Imposto de Transmissão de Bens Imóveis — ITBI, Imposto Territorial Rural — ITR, the foros and laudemiums, and to the applicable condominium obligations and expenses. Since December 31, 2012, the lease agreements with respect to Real Properties used by the Company have not been amended in any way and the corresponding rent amounts have not suffered any increase or adjustment.

3.18.                     Inventories. Subject to amounts reserved therefore, the values at which all Inventories are carried on the Financial Statements reflect the historical inventory valuation policy of stating such Inventories at the lower of cost or market value and all Inventories are valued such that the Company will earn its customary gross margins thereon. Except for the assets, as listed in Section 3.18 of the Disclosure Schedule, the Company has good and marketable title to the Inventories free and clear of all Liens. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The Inventories do not consist of any items held on consignment. The Company is not under any obligation or liability with respect to accepting returns of any Inventory in the possession of its customers. Since December 31, 2012, the Company has not acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company changed the price of any Inventory. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.

3.19.                     Licenses. Except as disclosed in Section 3.19 of the Disclosure Schedule, the Company has all material governmental licenses, permits, authorizations and approvals necessary for its regular operation and such licenses, permits, authorizations and approvals will not be jeopardized or cancelled due to the implementation of the transactions set forth in this Investment Agreement. The Company observes and complies with all material governmental permits, standards, rules, and regulations, including, among others, those regarding zoning, basic sanitation, health, safety, environment, protection and sanitary control related to the Business. There is no pending or scheduled investigation, inquiry, or proceeding with any probability of resulting in a suspension, cancellation, modification, or revocation of any such Licenses. None of such Licenses has been materially violated or is probable to be suspended, cancelled, refused, modified or revoked.

3.20.                     Intellectual Property Rights.

Section 3.20 of the Disclosure Schedule contains a complete and updated list of the Intellectual Property Rights owned or used by the Company. Except for the assets, as listed in Section 3.20 of the Disclosure Schedule, the Company owns or has contractual rights to use all the trademarks, logos, copyrights, trade names (including those included in any promotion), advertising material, technical know-how, domain names, and other intangible assets (including rights and title to pending applications, customer lists, price lists, customer files and histories, and legal, tax, financial, product and production data) used by the Company. The Intellectual Property Rights owned or used by the Company are valid and enforceable and the Company holds the Intellectual Property Rights free and clear of any Liens. The Intellectual Property Rights of the Company has been validly registered and the respective pending registration applications are in good condition and have not been challenged or opposed. The Company has not granted any license or other authorization to use any Intellectual Property Right. The Company has the exclusive right to use all of the Intellectual Property and have not granted any License or other rights to any other Person in respect of the Intellectual Property. The Intellectual Property owned or used by the Company is free and clear of any Liens.

3.20.1.                                   Use of Software. Except as listed in Section 3.20.1 of the Disclosure Schedule, all hardware, systems, and software applications (“Systems”) currently used in relation to the Businesses and operations of the Company has been properly licensed to the Company. All Systems are maintained satisfactorily and have capability to conduct the Businesses and operations of the Company, as currently conducted. Section 3.14 of the Disclosure Schedule lists the Systems used by the Company and indicates whether they are held under a license from any Third Party (including the Founding Shareholder or a Related Party), and, as the case may be, from which Third Party they are licensed from. All the licenses held by the Company in relation to Systems are valid and in effect and observe all applicable Laws and regulations. The Company has complied with all the terms and conditions of these licenses.

3.20.2.                                   No infringement of Intellectual Property Rights. The activities of the Company, including the Business, do not violate any Intellectual Property Rights of Third Parties. There is no Claim alleging any violation of Intellectual Property Rights of Third Parties in connection with the activities of the Company. The Company has not received any Claim alleging any interference with, violation of, or fraudulent conversion of the Intellectual Property Rights of Third Parties. The Company was duly authorized and has legal and valid agreements to use all Intellectual Property Rights of Third Parties that are currently used or that have been used in the past (such as copyrights).

3.21.                     Civil, Criminal and Commercial Claims. The Company is not a plaintiff, defendant or is otherwise interested in any Claim of a civil, administrative, regulatory, commercial, criminal, or any other nature (except for those of a tax, social security, or labor nature, which are listed in other Sections of the Disclosure Schedule), neither any such Claim is pending or threatened against the Company and the Founding Shareholder. There are no Claims in connection with officers or directors of the Company.

3.22.                     Labor Aspects.

3.22.1.                                   Employees. Section 3.22.1 of the Disclosure Schedule contains a copy of the payroll of the Employees as well as a detailed description indicating the name, position, and total compensation of each officer of the Company. There is no agreement with any Employees and/or directors and officers of the Company that was entered into by the Company outside the ordinary course of business. No Employee and/or director and officer of the Company is or will be entitled to any extraordinary payment in connection with the execution of this Investment Agreement and/or performance of the transaction contemplated herein.

3.22.2.                                   Compliance with Labor Obligations. Except as listed in Section 3.22.2 of the Disclosure Schedule, the Company is in compliance, in all material respects, with all obligations related to labor matters, including, without limitation, those related to: (i) payment of compensation, benefits, overtime and any other mandatory rights of Employees, as well as related Taxes; (ii) applicable Law with regard to labor, social security, occupational safety and health; (iii) labor conciliation decisions applicable to its Employees. The Company has not granted or committed to grant any compensation increase or package to any Employee (including indirect payments in the form of benefits, bonuses, pension plans, stock options etc.) other than as required by Law or a collective labor agreement, in any case consistent with past practices. There is no Liability of the Company, of any nature whatsoever, to any Employee that are not disclosed herein.

3.22.3.                                   Employees of Third Parties; Service Providers and Sales Agents. All material obligations and payments (whether of a contractual, labor, or social security nature) related to (i) the providers of services to the Company; and (ii) the sales representatives of the Company, have been dully performed or made by their respective employers. The Founding Shareholder is not aware of the obligations and significant payments of Third Parties’ employees are not being met.

3.22.4.                                   Labor Relations. Except as listed in Section 3.22.4 of the Disclosure Schedule, no Employees are represented by any labor organization or works council with respect to their employment with the Company.  The Company is not, nor has it ever been, a party to, or bound by, any collective bargaining agreement or union contract with respect to the Employees and no collective bargaining agreement is being negotiated by the Company.  To the knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the Employees.  To the knowledge of the Company, there is no material labor dispute, strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or threatened. The Company is not delinquent in any material payments to any Employee or consultant for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees or consultants.

3.22.5.                                   Labor Claims. Except for the list in Section 3.22.5 of the Disclosure Schedule, there are no Claims of a labor nature involving the Company, neither any such a Claim is pending or threatened against the Company.

3.22.6.                                   Employee Benefit Plans.  Except as set forth in Section 3.22.6 of the Disclosure Schedule: (i) the Company does not maintain, contribute to, or has any Liability (whether direct or indirect) with respect to any past or present plan, policy or program providing compensation or other benefits to any current or former director, officer, independent contractor or Employee (“Benefit Plan”); (ii) each Benefit Plan is, in terms and operation, in compliance in all material respects with the applicable Laws; (iii) there are no pending, threatened or unresolved private or governmental actions, claims or proceedings with respect to any Benefit Plan; (iv) all contributions, premiums and other payments required to be made by the Company under the Benefit Plans have been made timely and all such contributions, premiums and other payments not yet due have been properly accrued on the books of the Company and in accordance with the Company’s usual accounting practice; (v) all Benefit Plans that provide health and welfare benefits are fully insured; (vi) there have been no prohibited transactions or breaches of fiduciary duty with respect to any Benefit Plan for which any Liability, correction or reporting obligation remains outstanding; (vii) none of the Benefit Plans are multiple employer plans or multiple employer welfare benefit arrangements.  Copies of all current Benefit Plan documents have been provided to the Investor prior to the Closing.

3.23.                     Tax and Social Security Aspects.

3.23.1.                                   Tax and Social Security Obligations. Except for the list of overdue Taxes indicated in Section 3.23.1 of the Disclosure Schedule: (i) the Company has in all material respects: (a) paid or properly provisioned in its financial statements all the Taxes levied in connection with its activities; (b) fulfilled all its tax and social security obligations; and (c) timely submitted all declarations, statements, reports, declarations of information or other documents submitted in relation to the determination, assessment, or charge of Taxes or administration of any Laws referring to any Taxes demanded according to applicable Law, all of which are truthful and complete in all material aspects; (ii) the Taxes payable, owed by the Company, or maturing, have been properly provisioned for in the Financial Statements, in accordance with BR GAAP; and (iii) no fine or penalty has not been paid and accounted or has been imposed by the competent Government Authorities due to any missing or late payment of any Taxes owed by the Company.

3.23.2.                                   Audits and Violation Notices. The Company has not been and is not currently subject to any administrative proceedings in relation to Taxes and social security matters, and there is no audit or assessment procedure underway and no notice from any Governmental Authority concerning any scheduled inspections or procedures have been received, that are vested by the corresponding Governmental Authority.

3.23.3.                                   Tax and Social Security Claims. The Company is not party to any Claims in relation to Taxes or social security matters neither is any such a Claim pending or threatened against the Company.

3.24.                     Environmental. Except as set forth in Section 3.24 of the Disclosure Schedule:

(i)                                     the Company is and has been at all times in compliance in all material respects with all Environmental Laws and is in possession of, and in compliance with, all licenses and permits relating to Environmental Laws necessary to carry on and conduct the Business as presently conducted;

(ii)                                  no notice, demand, or claim has been received by or served on the Company from any Person claiming or asserting any violation of or Liability under Environmental Laws, or demanding payment, contribution, indemnification, remedial action, removal action or any other action or inaction with respect to any actual or alleged environmental damage or injury to persons, property or natural resources;

(iii)                               there are no conditions or occurrences on, in, at, or under any Real Property that could give rise to material Liability under Environmental Laws;

(iv)                              there has been no spill, discharge or release of Hazardous Material on, at, about, under or from any Real Property, including, but not limited to, any that (A) requires investigation or remediation under Environmental Laws; or (B) has resulted or could result in any material Liability under Environmental Laws;

(v)                                 no building, equipment or other improvement on any Real Property contains any (A) asbestos-containing materials; (B) polychlorinated biphenyls; or (C) underground storage tank for which the Company has any Liability or responsibility, including under any lease document;

(vi)                              any storage, recycling, treatment, disposal or offsite transportation of Hazardous Materials by the Company is, and always has been, conducted in compliance in all material respects with Environmental Laws; and

(VII)                     NO INVESTIGATION, ADMINISTRATIVE ORDER, ADMINISTRATIVE ORDER BY CONSENT, CONSENT ORDER, AGREEMENT, LITIGATION OR SETTLEMENT IS PROPOSED OR IN EXISTENCE OR THREATENED OR ANTICIPATED, WITH RESPECT TO OR ARISING FROM ENVIRONMENTAL, HEALTH OR SAFETY ASPECTS OF THE REAL PROPERTIES OR IN ANY WAY RELATED TO ANY HAZARDOUS MATERIALS AT, ON OR ABOUT THE REAL PROPERTIES OR AT ANY OFF-SITE LOCATION ORIGINATING FROM THE REAL PROPERTIES, OR AT ANY SITE OR LOCATION PREVIOUSLY OWNED, OPERATED OR USED BY THE COMPANY.

3.25.                     Compliance with Laws. The Company conducts its Business, in all material aspects,

in accordance with all applicable Laws, Governmental Orders and Licenses, and are not in violation of any such Law, Governmental Order or License. Other than those disclosed in the Disclosure Schedule, none of the Founding Shareholder, the Company or any of their respective assets or properties is subject to any Governmental Order (nor are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had or could reasonably be expected to: (i) have a Material Adverse Effect; or (ii) otherwise affect the legality, validity or enforceability of this Investment Agreement.

3.26.                     Related Party Transactions. Except as described in Section 3.26 of the Disclosure Schedule, there is no agreement, arrangement, contract, Debt, settlement or any other right or obligation (or promise to undertake any of the foregoing) involving the Company, on one side, and the Founding Shareholder and/or any Related Parties of the Founding Shareholder or of the Company, on the other side.

3.27.                     Insolvency. As of the date hereof: (i) no decree has been issued and no petition submitted applying for liquidation or bankruptcy of the Company; (ii) no action has been taken to appoint a court administrator or trustee for any part of the assets of the Company; (iii) except as described in Section 3.27(iii) of the Disclosure Schedule, the Company has not made or proposed any arrangement or composition with its creditors or any class of creditors; (iv) the Company is not insolvent or incapable of paying its Debts as they fall due; and (v) except as described in Section 3.27(v) of the Disclosure Schedule, there are no administrative commercial paper protests against the Company.

3.28.                     Certain Business Practices. The Founding Shareholder is not aware that the Company, or any of its respective successors of any kind, directors, officers, exclusive agents, exclusive representatives or Employees (in their capacity as directors, officers, agents, representatives or employees), any of its agents and representatives which render services to the Company on a non-exclusive basis, nor anyone for whose acts or defaults they may be liable or anyone acting on behalf of any of them, has: (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) or any other applicable anti-corruption laws in Brazil; or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to (a) any person holding a legislative, administrative or judicial position of any kind; (b) any officer, employee or any other person acting in an official capacity for any Governmental Authority; (c) any political party or official thereof or any candidate for political office (individually and collectively, any Governmental Authority official); (d) any employee or agent of a private entity with which the Company does or seeks to do business (“Private Sector Counterparty”); or (e) any person while knowing that all or a portion of such money or thing of value would be offered, given or promised to any Governmental Authority official or Private Sector Counterparty, for the purpose of:

(x)                                 (1) influencing any act or decision of a Governmental Authority official in his or her official capacity; (2) inducing a Governmental Authority official to do or omit to do any act in relation to his or her lawful duty; (3) inducing a Governmental Authority official to influence or affect any act or decision of any Governmental Authority; (4) inducing or rewarding a Private Sector Counterparty for improper performance of any activities connected with a business or performed in the course of that person’s employment; and

(y)                                 in order to assist the Company in obtaining or retaining business or a business advantage for or with, directing business to the Company, or securing any improper advantage for the Company.

3.29.                     Bank Accounts; Powers of Attorney.  Section 3.29 of the Disclosure Schedule sets forth a list of all of the Company’s bank accounts, safe deposit boxes and lock boxes (including account numbers and lists of authorized signatories).  There are no outstanding powers of attorney executed by or on behalf of the Company except as set forth in Section 3.29 of the Disclosure Schedule.

3.30.                     Certificates. The certificates of tax compliance to debts towards the Severance Payment Fund — FGTS, the National Social Security Institute — INSS and Federal Taxes will be obtained as soon as the debts are paid, through the use of the Loan described in Section 2.1.1.

3.31.                     Information and Documents Provided. All the information and documents provided by the Founding Shareholder and/or by its representatives for this Investment Agreement or during the audit and negotiation period of this Investment Agreement are truthful and complete in all material aspects and are not misleading.

3.32.                     Full Disclosure. The Founding Shareholder is not aware of any facts pertaining to the Founding Shareholder, the Company, or the Business which could have a Material Adverse Effect and which have not been disclosed in this Investment Agreement, the Disclosure Schedule or the Financial Statements.

Article IV

Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Founding Shareholder as follows, and declares that such representations and warranties are correct and true on the date hereof:

4.1.                            Organization and Authority. The Investor is duly organized and validly existing in accordance with the laws of Brazil and has the necessary power and authority to enter into this Investment Agreement and the Shareholders’ Agreement, to perform the acts provided herein and therein and to comply with the obligations assumed herein and therein, and there is no impediment of any nature for the performance of the acts provided for hereunder or under the Shareholders’ Agreement. This Agreement upon its execution constitutes legal, valid, and binding obligations of the Investor, enforceable against it.

4.2.                            No Breach. The execution of this Investment Agreement and all other documents in connection herewith (including the Shareholders’ Agreement), as well as the compliance with the obligations set forth herein and therein do not violate or conflict with any: (i) decision, arbitration award, agreement and/or obligation to which the Investor is bound; (ii) rights of Third Parties; (iii) organizational documents of the Investor; or (iv) applicable Law.

4.3.                            Consents. No consent, approval, or authorization by any Third Party, including any Governmental Authority, needs to be obtained by the Investor in connection with the execution of this Investment Agreement and the documents contemplated herein (including the Shareholders’ Agreement). Furthermore, there is no interest by any Third Party that prevents the execution of this Investment Agreement or any other document in connection herewith (including the Shareholders’ Agreement) and the consummation of the transactions contemplated hereby and thereby by the Investor.

4.4.                            Sufficient Funds. The Investor has sufficient financial resources to disburse the Investment Amount and to support any and all of its obligations hereunder.

Article V

Indemnification

5.1.                            Indemnification by the Founding Shareholder. The Investor’s Indemnified Parties shall be indemnified and held harmless by the Founding Shareholder from and against any and all Losses incurred by any of them, regardless of the percentage interest held by the Investor in the Company’s capital, which directly arise from: (i) any misstatement or breach of the representations and warranties made by the Founding Shareholder in Article III of this Investment Agreement; (ii) breach, by the Founding Shareholder, of any obligations undertaken by the Founding Shareholder hereunder; (iii) any Liability of any Related Parties of the Founding Shareholder; and (iv) any Claims, Liabilities, obligations, damages, Losses, costs, expenses, penalties, fines and judgments involving the Company related to acts, facts or omissions occurred before the Closing Date.

5.1.1.  FOUNDING SHAREHOLDER’S INDEMNIFICATION OBLIGATION. THE PARTIES AGREE THAT THE FOUNDING SHAREHOLDER’S OBLIGATIONS TO INDEMNIFY THE INVESTOR’S INDEMNIFIED PARTIES PURSUANT TO THIS ARTICLE V SHALL: (I) SURVIVE UNTIL THE SIXTH (6TH) ANNUAL ANNIVERSARY OF THIS INVESTMENT AGREEMENT; AND (II) SHALL BE LIMIT TO INVESTMENT AMOUNT.

5.1.2.  NOTWITHSTANDING ANYTHING IN THIS SECTION 5.1 TO THE CONTRARY, IN THE EVENT THAT ANY BREACH OF ANY REPRESENTATION OR WARRANTY BY THE FOUNDING SHAREHOLDER CONSTITUTES proven FRAUD OR WILLFUL MISCONDUCT, SUCH REPRESENTATION OR WARRANTY SHALL SURVIVE AND CONTINUE IN FULL FORCE AND EFFECT WITHOUT ANY TIME LIMITATION WITH RESPECT TO SUCH BREACH.

5.3. Payment of Indemnification Amounts by the Founding Shareholder. After a final and unappellable court order or arbitration award or after a judicial or extrajudicial settlement has been duly confirmed or reached, the Loss resulting from such decision will be indemnified by the Founding Shareholder to the Investor’s Indemnified Parties within thirty (30) Business Days from the date the final and unappellable judgment, arbitration award, or similar decision has been duly confirmed. Once the Founding Shareholder’s obligation to indemnify the Investor’s Indemnified Parties in connection with this Article V becomes due and payable, in accordance with the terms and conditions set forth in this Article V, the Founding Shareholder shall effectively perform, in a satisfactory manner, such payment obligation, by means of an interbank wire transfer of immediately available funds to the bank account provided in writing by the Investor’s Indemnified Party at least two (2) Business Days prior to the indemnification payment being due.

5.3.1.  Retained Profits. In case the Founding Shareholder fails to effectively transfer the immediately available funds to the bank account provided by the Investor’s Indemnified Party within the period set forth in Section 5.3 above, upon the Investor’s Indemnified Party’s request, at their sole discretion, the indemnification payment obligation shall be immediately and automatically replaced by withholding from any remaining payments under section 2.3 or from the portion of the future profits payable to the Foundation Shareholder by the Company to the limit of the indemnification payment, followed by transfer to the Investor the amount to which its entitled.

5.4                               Indemnification by the Investor.  The Founding Shareholder’s Indemnified Parties

shall be indemnified and held harmless by the Investor from and against any and all Losses incurred by any of them, which directly arise from: (i) any misstatement or breach of the representations and warranties made by the Investor in Article IV of this Investment Agreement; or (ii) breach, by the Investor, of any obligations undertaken by the Investor hereunder.

5.5.                            Payment of Indemnification Amounts by the Investor. After a final and unappellable court order or arbitration award or after a judicial or extrajudicial settlement has been duly confirmed or reached, the Loss resulting from such decision will be indemnified by the Investor to the Founding Shareholder’s Indemnified Parties within thirty (30) Business Days from the date the final and unappellable judgment, arbitration award, or similar decision has been duly confirmed, by means of an interbank wire transfer of immediately available funds to the bank account provided in writing by the Indemnified Party at least two (2) Business Days prior to the indemnification payment being due.

5.5.1.                  Retained Profits. In case the Investor fails to effectively transfer the immediately available funds to the bank account provided by the Founding Shareholding’s Indemnified Party within the period set forth in Section 5.3 above, upon the Founding Shareholders’ Indemnified Party’s request, at their sole discretion, the indemnification payment obligation shall be immediately and automatically replaced by withholding future profits of the Investor by the Company to the limit of the indemnification payment followed by transfer to the Founding Shareholding the amount to which It´s entitled.

5.6.                            TAX EFFECT ON INDEMNIFICATION PAYMENTS. ALL PAYMENTS DUE BY THE INDEMNIFYING PARTY UNDER THIS INVESTMENT AGREEMENT SHALL BE MADE IN BRAZIL IN THE TOTAL AMOUNT OF THE INDEMNIFICATION DUE, NET OF TAXES, WHICH SHALL BE INCURRED BY AND PAID OR REIMBURSED BY THE INDEMNIFYING PARTY, PROVIDED THAT THE NET PROCEEDS RECEIVED BY THE INDEMNIFIED PARTIES ARE EQUAL TO THE AMOUNT OF THE APPLICABLE INDEMNIFIABLE LOSSES.

5.7. Supervening Assets. For purposes of this Agreement, “ Supervening Assets” are any securities (including escrow deposits existing on the date hereof, principal, interest, penalties, damages…) actually received, collected or used (with cash effect for the Company, even that due compensation tax credits (Less Payment of Taxes), or returned or reimbursed to the Company after this date, net of taxes (if applicable). One hundred percent (100%) of the Supervening Assets will be revert in benefit of the Founding Shareholder.

Article VI

Indemnification Procedures

6.1.                            Indemnification Procedures. Should any Claim (each, a “Third Party Claim”) be brought against an Indemnified Party by a third party with regard to an obligation to indemnify, the corresponding Indemnified Party shall give the Indemnifying Party notice of such Claim in order for it to decide, at its sole discretion, whether it will conduct the defense against such Claim. Such notice shall be sent by the Indemnified Party to the Indemnifying Party within a period that allows the Indemnifying Party to have a term corresponding to at least half (1/2) of the legal term established for the answer to or defense against such Third Party Claim; provided, however, that if the Company is an Indemnified Party, the Indemnifying Parties shall be under no obligation to notify the Company within the time-frames specified above and the Company shall conduct the defense of such Third Party Claim pursuant to Section 6.1.1. The omission of the Indemnified Party in notifying the Indemnifying Party within the period set forth herein shall not result in the dismissal of the Indemnifying Party to pay the corresponding indemnification, unless such omission results in any prejudice or loss to the Indemnifying Party’s defense of the respective Third Party Claim. The Indemnifying Party shall always have the right to follow up the procedures in respect of a Third Party Claim.

6.1.1.                  Conduction of Defense. The Indemnifying Party shall inform the Indemnified Party about its decision on the conduction of the defense against a Third Party Claim within no more than five (5) Business Days as of the date of receipt of the notice sent by the Indemnified Party, or within a period that allows the Indemnified Party to have a term corresponding to one-third (1/3) of the legal term established for the answer to or defense against such Third Party Claim, whichever is shorter; provided, however, that if the Company is an Indemnified Party, the Company shall conduct the defense against such Third Party Claim and the Indemnifying Party shall be under no obligation to conduct the defense of such Third Party Claim or to notify the Company as established above. Should the defense against a Third Party Claim be conducted by the Indemnified Party, the Indemnified Party shall conduct such defense reasonably and in good faith, it being understood that any and all costs and expenses related to such defense shall be immediately incurred by and invoiced against the Indemnifying Party.

6.2.                            Settlement. Should the Indemnifying Party be conducting the defense and wish to reach a settlement with the corresponding Third Party, it shall give the Indemnified Party notice at least five (5) Business Days before such settlement is executed, provided, however, that, in any case, such settlement must include an unconditional release of the Indemnified Party from any and all Liability arising out of such Third Party Claim.

6.3.                            Obligation to Minimize Losses. The Parties and the Company agree to use their best efforts, upon the occurrence of a Loss, to mitigate, in good faith and to the extent possible, the effective Loss to be suffered by an Indemnified Party and indemnified by any Indemnifying Party, according to this Investment Agreement.

Article VII

Notices

7.1.                            Notices. All notices, demands, requests, consents, approvals, declarations, deliveries, or other communications under the present Investment Agreement will be considered valid and effective when made in writing and delivered personally or sent by fax, e-mail  or similar method, express delivery, or registered mail, return receipt requested and postage paid, to the addresses specified in Exhibit H hereof.

7.2.                            Forwarding Rules. The delivery of any notice required under this Investment Agreement may be waived by the addressee Party. All notices, demands, requests, consents, approvals, declarations, deliveries, or other communications will be considered duly delivered and received on the date of delivery, if delivered personally; on the date of transmission, if sent by fax or similar method (unless not sent on a Business Day, in which case they will be considered received on the Business Day immediately thereafter); and on the Business Day immediately after delivery by an express delivery service.

Article VIII

Dispute Resolution

8.1.                            Disputes. Except for disputes referring to obligations subject to immediate judicial enforcement, all other disputes arising out of or in connection with this Investment Agreement and/or its Exhibits and/or related hereto, including any issues related to the existence, validity, effectiveness, or performance of this Investment Agreement will be mandatorily, exclusively, and definitively submitted to arbitration, to be conducted by the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“Arbitration Center”). The arbitral proceedings will be initiated and processed in accordance with the Rules of Arbitration of the Arbitration Center (“Rules of Arbitration”).

8.2.                            Arbitral Tribunal. The arbitral tribunal (“Arbitral Tribunal”) will be formed of three (3) arbitrators, one of whom will be designated by the Party that requested to initiate the arbitration, another by the Party against whom the arbitration is initiated, and the third — who will be the presiding arbitrator of the Arbitral Tribunal — by the two (2) arbitrators chosen by the Parties. Any impleaded or joint parties to the arbitration will agree to accept the arbitrators already chosen by the Parties. In case of arbitration pursuant to this Section, the absence of consensus in the choice of one or more Arbitrators shall not hinder the formation of the Arbitral Tribunal, which shall be formed according to the Arbitration Rules.

8.3.                            Impediments to the Designation of Arbitrators. In addition to the impediments set forth in the Rules of Arbitration, no arbitrator designated in accordance with this arbitration agreement will be an employee, representative, or former employee of any of the Parties or of any Person associated directly or indirectly therewith, or owner of any of the Parties or a Person associated directly or indirectly therewith.

8.4.                            Place of Arbitration. The arbitral proceedings will be conducted in the City of São Paulo, State of São Paulo.

8.5.                            Language and Applicable Law. The official language for all actions of the arbitration hereby agreed shall be the Portuguese language, and the laws of the Federative Republic of Brazil shall apply. The Arbitral Tribunal shall not resort to the rules of equity to resolve the disputes submitted to it.

8.6.                            Rules of Arbitration. The Parties declare they are aware of the Rules of Arbitration and agree with all provisions thereof. The Rules of Arbitration in effect as of the present date, and the provisions of the Brazilian Arbitration Law, are incorporated into this Investment Agreement inasmuch as applicable.

8.7.                            Ruling in Absentia. The arbitral proceedings will continue despite the absence of any of the Parties, as provided for in the Rules of Arbitration.

8.8.                            Final Decision. The arbitral award shall be final, unappellable, and binding on the Parties, their successors and assigns, which undertake to comply voluntarily with its terms and expressly waive any form of appeal, except for a request for correction of a material error or for clarification of obscurity, doubt, contradiction, or omission in the arbitral award, as provided in the article 30 of the Brazilian Arbitration Law, and except as provided in Section 9.11 and a bona-fide action of nullity as established in Article 33 of the Brazilian Arbitration Law. If necessary, the arbitral award may be entered for enforcement with any court having jurisdiction over the Parties and their property.

8.9.                            Costs. Each Party shall bear the fees of counsel and/or assistants that have been hired to advise it. The costs, expenses, and fees incurred as a result of the arbitration proceeding, that is, the ones payable to the Arbitral Tribunal, arbitrators and experts appointed by the Arbitration Center, will be shared equally by the parties until a final decision on the dispute is rendered by the Arbitral Tribunal. Once the final award has been delivered, the defeated party will reimburse all the costs, expenses, and fees, related to the arbitration process, incurred by the other party, adjusted by the IGP-M, prorated daily from the date such costs, expenses, and fees were incurred by the prevailing party until the date the reimbursement is effectively made, plus, if applicable, interest of one percent (1%) per month, prorated daily from the date the arbitral award is rendered until the date the reimbursement if effectively made. If the decision is partially in favor of one party, then both parties will bear the costs, expenses, and fees incurred, in proportion to their defeat, as decided in the arbitral award.

8.10.                     Special Jurisdiction of the Courts. The Parties are fully aware of all terms and effects of this arbitration agreement and irrevocably agree that arbitration is the sole form of dispute resolution in connection with this Investment Agreement. Without prejudice to the validity of this arbitration agreement, the parties elect the venue of the judicial district of São Paulo, State of São Paulo, Brazil, and expressly waive any other, when and if necessary for the exclusive purpose of: (i) enforcing obligations for which judicial enforcement is immediately available; and/or (ii) obtaining injunctive relief of a preventive, temporary, or permanent nature. The processing of any legal action in accordance with the present Section will not result in any waiver of arbitration or of the jurisdiction of the Arbitral Tribunal.

Article IX

General Provisions

9.1.                            Irrevocability and Indefeasibility. This Investment Agreement is executed on an irrevocable and indefeasible basis.

9.2.                            Succession. This Investment Agreement will be valid and binding on the Parties and their heirs and/or successors of any kind.

9.3.                            Assignment. The rights and obligations of any Partyunder this Investment Agreement will not be transferred or assigned to any Third Parties, in whole or in part, without the prior written consent of the other

9.4.                            Amendments and Waiver. No amendment or waiver of the present Investment Agreement will be valid unless made in writing and signed by all the Parties. The failure of any Party to enforce any of the provisions of this Investment Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Investment Agreement in accordance with its terms.

9.5.                            Severability. The invalidity or unenforceability of one or more provisions of this Investment Agreement will not affect the validity or enforceability of any other provisions hereof, and this Investment Agreement will be interpreted in all aspects as if such invalid or unenforceable provisions had been omitted.

9.6.                            Enforceability. Any concession or tolerance of a breach by any of the Parties of any obligation related to this Investment Agreement will be considered mere indulgence and will not result in novation, a usable precedent, tacit alteration of its terms, waiver of rights, or an acquired right of the other party.

9.7.                            Entire Agreement. This Investment Agreement, its respective Exhibits, Schedules and other documents mentioned herein, including the Shareholders’ Agreement, constitute the entire agreement of the Parties in relation to the issues addressed herein and revoke and prevail over any and all previous verbal or written understandings in relation to such issues including, without limitation, the Mutual Confidentiality and Non-Disclosure Agreement entered into by and between the Company and Courier Corporation on March 28, 2013.

9.8.                            Expenses. Each Party will be liable for payment its own costs and expenses (including the commissions and fees of agents, representatives, financial consultants, attorneys, and accountants) resulting from or in relation to the negotiation and performance of the transactions provided in this Investment Agreement, all other instruments contemplated herein and of any other instruments related hereto, including, without limitation, the performance of its obligations and the consummation of the transactions contemplated in all such instruments (whether consummated or not).

9.9.                            Disclosure. The Parties and their representatives and respective consultants will not issue or authorize any press release, public declaration, interview, speech, statement, or other announcement concerning the present Investment Agreement and/or any other instruments related hereto or the transactions contemplated herein and in any such instruments, except as strictly necessary in accordance with applicable Law or to meet the disclosure requirements of securities market regulators or similar bodies;, in which case the other Party shall be previously informed, so that it may inform the public within the legal time frame concurrently, if it so wishes. The Founding Shareholder hereby acknowledges that the Investor’s parent company is a listed company in the Unites States of America and hereby agrees and consents to the public disclosure to be made by the Investor’s parent company to comply with the applicable Laws, regarding the transaction contemplated hereby.

9.10.                     Confidentiality. As of the date hereof, the Parties agree to keep confidential — and to ensure that their Affiliates and respective officers, directors, employees, accountants, consultants, advisors, and agents keep confidential (i) all confidential information and documentation related to the Company, including, but not limited to, that was provided to the Investor and its advisors in the period before the date hereof; and (ii) the subject matter and/or content of this Investment Agreement and/or of any other instruments related hereto or cited herein, or any other documents and information related to the transactions contemplated herein and/or to any other juridical transactions contemplated in this Investment Agreement (“Confidential Information”), and undertake not to disclose the Confidential Information, not to allow Third Parties to access the Confidential Information, and not to use any Confidential Information, except for the purposes set forth in this Investment Agreement, except to the extent that such disclosure is required under applicable law or regulation, in which case the other Party shall be previously informed, within the fitted time frame so as to inform the public within the legal time frame concurrently, if the Party so desires. The term of the confidentiality obligation mentioned above shall be different for each of the documents related hereto or mentioned under this Investment Agreement, if otherwise contemplated in such document.

9.10.1.                                   Exceptions. The limitations set forth in this Investment Agreement for disclosure of Confidential Information do not apply when such Confidential Information (i) is in the public domain; (ii) becomes public knowledge, without any participation by the Founding Shareholder, the Company or the Investor, as applicable to each of them in such disclosure; (iii) is disclosed to meet a legal requirement and/or comply with a decision by a Government Authority, as long as (a) the disclosing party promptly notify the Founding Shareholder or the Investor, as the case may be, in writing of the order or demand received; and (b) the disclosure is restricted to the minimum information necessary to comply with the order or demand; or (iv) to meet the disclosure requirements of securities market regulators or similar bodies; or (v) which disclosure has been authorized in writing by the Founding Shareholder or the Investor, as applicable.

9.11.                     Specific Performance. The commitments and obligations assumed hereunder by each of the Parties are subject to specific performance, according to Articles 461, 462, 466-A et seq. of the Code of Civil Procedure (Law 5.869/73), it being agreed that the establishment of damages will not constitute adequate and sufficient reparation. For this purpose, the Parties acknowledge that the present Investment Agreement, duly signed by two (2) witnesses, constitutes an extrajudicial enforcement instrument for all purposes of Article 585, part II, of the Code of Civil Procedure.

9.12.                     GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS INVESTMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE FEDERATIVE REPUBLIC OF BRAZIL, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF BRAZIL OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE FEDERATIVE REPUBLIC OF BRAZIL.

9.13.                     Language. This Agreement is executed in both English and Portuguese. The parties hereto agree that the English language version of this Agreement shall prevail for purposes of resolving any possible conflict between the English and Portuguese versions.

(SIGNATURES ON THE NEXT PAGE)

[SIGNATURES PAGE OF THE INVESTMENT AGREEMENT ENTERED INTO BY AND AMONG [COURIER BRAZIL HOLDING], WALTER LUIZ ANTICAGLIA FILHO, DIGITAL PAPER GRAFICA DE EDITORA LTDA. AND JULIANA COELHO SIQUEIRA ANTICAGLIA ON OCTOBER 24, 2013]

In witness whereof, the Parties execute this instrument in three (3) counterparts of equal tenor and form, for one sole purpose and effect under the law, and in the presence of the two (2) undersigned witnesses.

SÃO PAULO, OCTOBER 24, 2013

PARTIES:

/S/ TARYN NAKAYAMA
Courier Brasil Holdings Ltda.
By: Taryn Nakayama

/S/ WALTER LUIZ A. FILHO
WALTER LUIZ ANTICAGLIA FILHO

/S/ JULIANA ANTICAGLIA
JULIANA COELHO SIQUEIRA ANTICAGLIA

/S/ WALTER LUIZ A. FILHO
DIGITAL PAGE GRAFICA DE EDITORA LTDA.

WITNESSES:
1.	/S/ VIVIAN GARCIA	2.	/S/ RITA DE CASSIA DOS SANTOS
NAME:	VIVIAN GARCIA	NAME: RITA DE CASSIA DOS SANTOS
ID:	46-027-856-3	ID:18-213-365-5